Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 22, 2006 relating to the consolidated financial statements of Entone Technologies, Inc. and subsidiaries, appearing in the Current Report on Form 8-K/A of Harmonic Inc. filed on February 22, 2007.
/s/ Deloitte & Touche LLP
San Jose, California
February 27, 2007